Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE DISTRIBUTION

DELPHAX TECHNOLOGIES ANNOUNCES RESULTS FOR FISCAL 2008 FIRST QUARTER

Company reports positive cash flow despite decline in sales

MINNEAPOLIS, Feb. 7, 2008 — Delphax Technologies Inc. (Nasdaq:DLPX), a global provider of high-speed digital printing systems, today reported net sales of $10.0 million for the first quarter ended Dec. 31, 2007, compared with $11.7 million in the same period a year earlier. The fiscal 2008 first-quarter net loss was $1.1 million, or $0.16 per share, compared with net income of $47,000, or $0.01 per diluted share, for the first quarter of fiscal 2007.

As previously reported, the company shipped a CR Series press to a new customer in the United Kingdom during the first quarter of fiscal 2008 in a transaction that is expected to be eligible for revenue recognition in the fourth quarter of fiscal 2008. Equipment sales were $194,000 for the fiscal 2008 first quarter, down from $947,000 for the first quarter a year earlier. Fiscal 2008 first-quarter sales of maintenance, spares and supplies were $9.8 million, down from $10.7 million for the first quarter of fiscal 2007.

“We were encouraged by the selection of a CR Series press by an award-winning commercial printer attuned to the latest print-on-demand technology, but disappointed that we were unable to report an operating profit for the first time in five quarters,” said Dieter P. Schilling, president and chief executive officer. “We are proceeding with our plan to tighten the focus of an enhanced sales effort within those segments of the commercial printing market where we believe our roll-fed CR Series presses offer clear-cut and valuable advantages in speed and productivity. As we’ve stated previously, our overriding objective is to close the gap between sales potential and sales performance.”

Gross margin for the first quarter of fiscal 2008 was $2.6 million, or 26 percent of net sales, down from $3.1 million, or 27 percent of net sales, for the first quarter a year earlier.

Fiscal 2008 first-quarter operating expenses increased 13 percent to $3.2 million from $2.8 million for the first quarter of fiscal 2007. The increase was due primarily to the weakening of the U.S. dollar vs. the Canadian dollar. For the first quarter of fiscal 2008, the Canadian dollar averaged $1.02 as compared with $0.88 for the first quarter of fiscal 2007, an increase of 16 percent. Approximately 40 percent of the company’s expenditures are denominated in Canadian dollars.

For the fiscal 2008 first quarter, Delphax achieved positive cash flow from operations in excess of $1.0 million due primarily to the collection of accounts receivable. Accounts receivable at Dec. 31, 2007 decreased $1.6 million from $7.2 million at Sept. 30, 2007 to $5.6 million.

During the first quarter of fiscal 2008, the company exhibited its industry-leading digital press, the CR2200, at the MBO America Innovation Days trade show in Westampton, N.J. The CR2200 demonstrated a running speed of 500 feet, or 2,180 pages, per minute – the highest speed of any toner-based digital press.

Also during the fiscal 2008 first quarter, Delphax announced that the Imaggia, its premier sheet-fed digital press, had reached 10 billion feet of production since its introduction – nearly 1.9 million miles of high-quality printed material meeting the highest worldwide standards for non-impact MICR (magnetic ink character recognition) encoding for secure documents. The company presented commemorative awards to the two companies with the most extensive use of Imaggia presses – Harland Clarke of San Antonio, Texas, and Davis + Henderson of Toronto, Ontario.

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CREATING NEW POSSIBILITIES THROUGH DIGITAL IMAGING TECHNOLOGY

6100 West 110th Street • Bloomington, MN 55438 • Phone: 952.939.9000 • Fax: 952.939.1151 • Website: www.delphax.com

NEWS RELEASE
FOR IMMEDIATE DISTRIBUTION

Delphax Technologies Inc. will discuss its fiscal 2008 first quarter results in a conference call for investors and analysts today, Thursday, Feb. 7, 2008, at 10:30 a.m. Central Time. To participate in the conference call, please call 1-800-257-3401 shortly before 10:30 a.m. Central Time and ask for the DELPHAX conference call. The conference call will also be webcast. To listen only, log on to http://w.on24.com/r.htm?e=103455&s=1&k=0F2DAE48FD6F85B4A92B8F47E69A59E7. To listen to a taped replay of the conference, call 1-800-405-2236 and enter the pass code 11108016#. The replay will be available beginning at 12:30 p.m. Central Time Feb. 7, and will remain active through Feb. 14, 2008.

About Delphax Technologies Inc.

Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 50 countries worldwide. The company is headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France. Its common stock is publicly traded on the Capital Market tier of the NASDAQ Stock Market under the symbol: DLPX. Additional information is available on the company’s website at www.delphax.com.

Statements made in this news release concerning the company’s or management’s expectations about future results or events are “forward-looking statements.” Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s periodic filings with the Securities and Exchange Commission.

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CONTACTS:
Gregory S. Furness	Tom Langenfeld
Chief Financial Officer	(for Delphax Technologies Inc.)
Delphax Technologies Inc.	(952) 920-4624
(952) 939-9000 gfurness@delphax.com

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CREATING NEW POSSIBILITIES THROUGH DIGITAL IMAGING TECHNOLOGY

6100 West 110th Street • Bloomington, MN 55438 • Phone: 952.939.9000 • Fax: 952.939.1151 • Website: www.delphax.com

NEWS RELEASE
FOR IMMEDIATE DISTRIBUTION

DELPHAX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2007	2006
Sales:
Maintenance, spares and supplies	$9,785	$10,736
Printing equipment	194	947

NET SALES	9,979	11,683

Cost of sales	7,396	8,583

GROSS PROFIT	2,583	3,100

Operating expenses:
Selling, general and administrative	2,266	1,978
Research and development	941	856

	3,207	2,834

OPERATING (LOSS) INCOME	(624)	266

Net interest expense	419	335
Foreign currency exchange loss (gain)	28	(116)

(LOSS) INCOME BEFORE INCOME TAXES	(1,071)	47

Income tax expense	—	—

NET (LOSS) INCOME	$(1,071)	$47

Basic (loss) earnings per common share	$(0.16)	$0.01

(Loss) earnings per common share, assuming dilution	(0.16)	0.01

Weighted average number of shares outstanding during the period:
Basic	6,520	6,439
Diluted	6,520	6,445

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CREATING NEW POSSIBILITIES THROUGH DIGITAL IMAGING TECHNOLOGY

6100 West 110th Street • Bloomington, MN 55438 • Phone: 952.939.9000 • Fax: 952.939.1151 • Website: www.delphax.com

NEWS RELEASE
FOR IMMEDIATE DISTRIBUTION

DELPHAX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31, 2007	September 30, 2007
ASSETS
Cash and cash equivalents	$1,239	$549
Accounts receivable, net	5,606	7,177
Inventory	13,594	13,725
Other current assets	1,344	1,281

Total current assets	21,783	22,732
Fixed assets, net	1,276	1,351
Other non-current assets	1,569	1,513

Total assets	$24,628	$25,596

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$6,674	$6,478
Current portion of debt	166	235

Total current liabilities	6,840	6,713
Long-term portion of debt	9,157	9,223

Total liabilities	15,997	15,936
Shareholders’ equity	8,631	9,660

Total liabilities and shareholders’ equity	$24,628	$25,596

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CREATING NEW POSSIBILITIES THROUGH DIGITAL IMAGING TECHNOLOGY

6100 West 110th Street • Bloomington, MN 55438 • Phone: 952.939.9000 • Fax: 952.939.1151 • Website: www.delphax.com

NEWS RELEASE
FOR IMMEDIATE DISTRIBUTION

DELPHAX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Three Months Ended December 31,
	2007	2006
OPERATING ACTIVITIES
Net (loss) income	$(1,071)	$47
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	91	233
Non-cash interest on subordinated debt	64	111
Stock-based compensation	36	37
Other	69	(20)
Changes in operating assets and liabilities:
Accounts receivable	1,571	(235)
Inventory	131	1,634
Other current assets	(64)	(14)
Current liabilities	212	(1,462)

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,039	331

INVESTING ACTIVITIES
Purchase of equipment and fixtures	(15)	(6)

NET CASH USED IN INVESTING ACTIVITIES	(15)	(6)

FINANCING ACTIVITIES
(Payment) borrowing on bank credit facilities, net	(191)	185
Debt financing costs	(129)	—
Checks written in excess of cash balances	—	58
Principal payments on capital lease obligations	(8)	(31)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(328)	212
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(6)	117

INCREASE IN CASH AND CASH EQUIVALENTS	690	654
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	549	582

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,239	$1,236

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CREATING NEW POSSIBILITIES THROUGH DIGITAL IMAGING TECHNOLOGY

6100 West 110th Street • Bloomington, MN 55438 • Phone: 952.939.9000 • Fax: 952.939.1151 • Website: www.delphax.com